EXHIBIT 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) dated as of April 5, 2013, between Black Ridge Oil & Gas, Inc., a Nevada corporation, having a place of business at 10275 Wayzata Boulevard Suite 310, Minnetonka MN 55305 (the "Company"), and Ken DeCubellis (the "Executive").

WITNESSETH

WHEREAS, the Executive has assumed duties of a responsible nature to the benefit of the Company and to the satisfaction of the Board of Directors (the "Board");

WHEREAS, the Board believes it to be in the best interests of the Company to enter into this Agreement to assure the Executive's continuing services to the Company including, but not limited to, under circumstances in which there is a possible, threatened or actual Change of Control (as defined below);

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and

WHEREAS, in order to accomplish all the above objectives, the Board has authorized the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive hereby agree as follows:

1.             Certain Definitions.

“Cause” means termination of the Executive’s employment for (i) any conviction of the Executive, or plea of guilty or no contest by the Executive, to a felony, or (ii) any act or acts of dishonesty by the Executive intended to result in personal enrichment to the Executive at the expense of the Company; or (iii) failure to follow the lawful instructions of the Board.

“Change of Circumstance" means any event which would constitute (a) a demotion of the Executive or any assignment to material duties that are substantially inconsistent with the Executive’s position and title immediately prior to such assignment, (b) a reduction in the Executive’s base salary, other than reductions in salaries applied to executives generally, (c) without the Executive's express written consent, the requirement by the Company that the Executive's principal place of employment be relocated more than fifty (50) miles from his place of employment prior to the Change of Control, (d) a substantial reduction in benefits and perquisites provided to the Executive not applicable to executives generally, or (e) a material change in the terms and conditions of the Executive’s employment other than as permitted by (b) or (d) above; provided, however, none of the foregoing shall constitute a Change of Circumstance unless the Executive objects thereto by giving written notice to the Board within 30 days after the Executive becomes aware of such demotion, assignment, reduction, requirements or other change and the Company fails to correct the same within 30 days following receipt of such notice. Notwithstanding the foregoing, a Change of Control does not, standing alone, constitute a Change of Circumstance.

1

"Change of Control" or "Change in Control" shall mean:

(1)             The acquisition by any person, entity or “group”, within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, (A) the Company, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, or (C) Lyle Berman, Bradley Berman, Bradley Berman Irrevocable Trust, Julie Berman Irrevocable Trust, Jessie Lynn Berman Irrevocable Trust, Amy Berman Irrevocable Trust and Steven Lipscomb) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, provided that the issuance by the Company as part of an equity offering of shares of 33% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors shall not constitute a Change in Control; or

(2)             Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(3)             Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

2

Notwithstanding the foregoing, in no event shall a Change of Control due to a breach of covenants under the Company’s indebtedness or a default on the Company’s indebtedness trigger any payments to Executive under this Agreement.

"Change of Control Date" shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, (a) if a Change of Control occurs; (b) if prior to the date on which such Change of Control occurs, the Executive's employment with the Company is terminated or the Executive ceases to be the Chief Executive Officer (“CEO”) of the Company; and (c) if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as CEO (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Change of Control Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as CEO.

"Disability" means the inability of the Executive to perform the Executive’s duties as CEO, or the Executive’s position and title at such time, by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more. A period of Disability shall be “uninterrupted” unless and until the Executive returns to full-time work for a continuous period of at least 30 days. A Disability period shall be suspended during any period the Executive returns to full-time work for a continuous period of at least five days.

2.             Obligations of the Company in Certain Circumstances. If, (a) while the Executive is employed by the Company, there is a Change of Control and (b) on or within 12 months after the Change of Control Date either (x) the Company terminates the Executive's employment other than for Cause, Disability, or death or (y) there is a Change in Circumstance (such date in the case of (x) or (y) the “Date of Termination”), then upon execution of a release, the Company shall pay as severance pay to the Executive an amount equal to the Base Salary that Executive would have received for a twelve (12) month period (the “Payment Period”) at an annualized rate equal to the higher of the rate in effect immediately prior to the Change in Control or the rate in effect on the Date of Termination. Such cash payment shall be payable in accordance with the Company’s regular pay period schedule over the Payment Period. The Executive shall have the right to purchase health and dental coverage under the Company’s group policies then in effect for the Payment Period, and during the Payment Period the Company shall make contributions on behalf of the Executive for the purchase of such health and dental coverage as it provides to its other executive employees as of the Date of Termination.

3.             Successors.

(a)             This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

3

(b)             This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors and assigns.

(c)             The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company" shall mean as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

4.             Miscellaneous.

(a)             This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)             All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	If to the Company:

Ken DeCubellis	Black Ridge Oil & Gas, Inc.
(Home address	10275 Wayzata Boulevard
separately given)	Suite 310
Minnetonka MN 55305
Attention: Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

(c)             The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)             The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)             The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

[Signatures On Next Page]

4

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has authorized and directed the undersigned director to execute and deliver this Agreement in the Company’s name, all as of the day and year first above written.

EXECUTIVE

/s/ Ken DeCubellis

Ken DeCubellis

BLACK RIDGE OIL & GAS, INC.

By /s/Bradley Berman

Name: Bradley Berman

Title: Chairman of the Board, Director

5